August 29, 2022

Karen Santiago
[Address on file with Company]

Dear Karen:

Congratulations on your offer to join our growing team! Catalent hires people with a passion to make a difference to the health of millions of people globally. Your expertise, coupled with Catalent’s expertise and capabilities and its collaborations with thousands of innovative pharmaceutical, biotech, and healthcare companies, will help us develop, supply, and deliver billions of doses of life-enhancing products. We take great pride in hiring professionals like you, who have talent, drive, and commitment. We can’t wait to have you join us as we work to advance new medicines for the benefit of patients around the world. We’re confident that you will find your career with Catalent to be filled with opportunities, new challenges, and meaningful work. Attached is important information about our organization and your individual position, rewards, and benefits.

The major provisions of your offer, which is subject to the approval of the Board of Directors or its Compensation and Leadership Committee (CLC), are:

Position: Your position will be Vice President and Chief Accounting Officer, based in our Somerset, NJ corporate headquarters and reporting directly to Thomas Castellano, SVP & CFO. You will also be a member of Catalent’s Executive Leadership Team (ELT).

Compensation: Your bi-weekly base rate of pay will be $13,847 (annualized to $360,000). Catalent employees are paid every other Friday, one week in arrears (one week behind the most current workweek you’ve completed).

Performance: Performance and merit-based compensation are reviewed as part of an annual process that generally takes place during the first quarter of each fiscal year.

Rewards: Catalent is pleased to offer a comprehensive, competitive compensation program that rewards talented employees for their performance. Effective on your first day of employment, you will be eligible for our health, life, disability, and 401(k) retirement savings plans. You will receive more information on these benefits during your new hire orientation session.

•You are eligible to participate in Catalent’s short-term incentive plan, which we call the Management Incentive Plan (MIP). Your annual incentive target will be $260,000. You will be eligible for a MIP bonus beginning in our 2023 fiscal year (July 1, 2022 – June 30, 2023), pro- rated based on your hire date. Annual bonus payments are determined based upon the achievement of specific company and personal objectives and are not guaranteed. In order to receive your MIP payment, you must be actively employed at the time of payout. Please refer to the MIP Summary document for further details.

•In recognition of your leadership position, you will be recommended to receive a Long-Term Incentive Plan (LTIP) grant equal to $330,000. Since LTIP grants have equity components, your grant is subject to the approval of the CLC. The grant date will be your hire date. In future years, LTIP grants are made during the first quarter of each fiscal year in accordance with Catalent’s standard equity grant cycle. The complete terms and conditions of the LTIP, including the equity components and related award agreements, will be provided to you shortly after your hire date and are conditioned on, among other things, your acceptance of certain restrictive covenants.

•Subject to the approval of the CLC, you will receive a special Restricted Stock Unit (RSU) grant with a grant value of $150,000. The RSUs will cliff vest on the third anniversary of your hire date.

•You will be eligible to participate in Catalent’s Deferred Compensation Plan, which enables you to save over the IRS limits in the qualified 401(k) plan. Complete details on the features of this plan and how to enroll will be mailed to your home following your hire date.

Paid Time Off: Upon joining Catalent you will receive eight (8) paid company holidays (New Year’s Day, MLK Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day following, and Christmas Day).

•You will be eligible to receive 208 hours (26 days) of PTO per calendar year, pro-rated based on the number of months you are employed during your first calendar year. Future increases to PTO entitlement will be in accordance with Catalent’s prevailing Company PTO policy. PTO includes vacation, sick, and personal days. Catalent Pharma Solutions does allow up to 40 hours of carryover of unused PTO each calendar year.

Start Date: Your first day of employment will be on September 19, 2022, subject to the satisfactory completion of a background check and drug screening test.

Severance: You will receive a separate severance letter agreement, which entitles you to a severance benefit equal to your annual base salary plus MIP target bonus, subject to the terms of the letter agreement.

Stock Ownership: As Vice President and Chief Accounting Officer, you will not be subject to stock ownership requirements.

Reimbursement of legal fees: Within 60 days of your hire date, Catalent will reimburse you for legal fees you may have incurred in conjunction with the acceptance of this offer up to $2,000.

Financial Planning: Each calendar year, as a member of the ELT, you are eligible for financial planning either by using AYCO (Goldman Sachs Company) or a financial planner of your choice. If you use a financial planner of your choice, your maximum reimbursement per annum is $15,000 which will be considered taxable income and taxed accordingly. More details on financial planning will be provided after your hire date.

Offer Requirements: Consistent with our policies for all Catalent personnel and the special considerations of our industry, this offer is contingent upon the satisfactory completion of a drug screen and background check, including reference checks.

•The company-paid drug screen must be completed within 30 calendar days prior to your start date, with acceptable results. After acceptance of this offer, a chain of custody form, required for your drug screen, will be sent to you via e-mail by our vendor with information on how to complete the drug screen. The e-mail will also contain contact information for the nearest testing facility to your home address. Be sure to bring a printed copy of the e-mail along with a government-issued photo ID to the facility in order to process your drug screen.

•A background check, including reference checks, must be complete prior to your start of employment, with satisfactory results. You will be receiving an e-mail from our vendor with information on how to complete the necessary documentation to initiate the required checks and to provide your authorization.

•On your first day of employment, you will receive and will be asked to sign the Catalent Pharma Solutions Confidentiality Agreement.

•The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of all new employees. In accordance with this Act, please bring the appropriate identifying documents with you on your first day of employment. An electronic copy of the I-9 form including a list of accepted documentation of proof of work authorization will be sent to you after you pass all pre-hire contingencies.

•Catalent does not hire employees for the purpose of acquiring their former employers’ trade secrets, intellectual property, or other confidential or proprietary information. In that regard, Catalent expects you to honor your legal obligations to your former employer(s), and you are not permitted to utilize any confidential or proprietary information of your former employer(s) in order to conduct business on behalf of Catalent under any circumstances.

•Your signature accepting this offer of employment is also your confirmation that you are either not a party to a non-competition or non-solicitation agreement that implicates your duties at Catalent or are a party to such an agreement and will honor your legal obligations to your current (and/or former) employer. If you believe that you cannot perform effectively for Catalent under any lawful and applicable restriction, you must inform Catalent of that fact. Further, in the event any legal action is taken by your former employer as a result of your employment by Catalent, Catalent will have no legal obligation to be responsible for your legal fees, representation, or damages associated with that legal action. Catalent will take whatever steps it deems appropriate under those circumstances.

Term: Employment with Catalent is not for any definite period of time and is terminable, with or without notice or reason, at the will of either you or the company. There shall be no contract of employment, express or implied.

Ethics: As a company founded on a core set of values, you will be provided with Catalent’s Standards of Business Conduct and will be required to sign a letter of compliance.

Please signify your acceptance of this offer of employment by scanning/emailing a signed/dated copy of this offer letter to my attention.

If you have any questions, please feel free to call me at XXX-XXX-XXXX.

Sincerely,

/s/ Ricardo Pravda

Ricardo Pravda

I accept the above offer of employment:

/s/ Karen Santiago 31-Aug-2022
Karen Santiago Date